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                                                                    EXHIBIT 15.1

                                ACKNOWLEDGMENT

Board of Directors and Stockholders
Provident Companies, Inc.

        We are aware of the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Provident Companies, Inc.and Provident Financing Trust I for the registration of $900,000,000 of debt and equity securities of our report dated May 12, 1997 relating to the unaudited condensed consolidated interim financial statements of Provident Companies, Inc. that are included in its Form 10-Q for the quarter ended March 31, 1997.

        Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                          ERNST & YOUNG LLP

Chattanooga, Tennessee
May 21, 1997